NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY M2B), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

$1,045,326.96 AMALGAMATED CONVERTIBLE PROMISSORY NOTE

RECITALS

WHEREAS, for a period commencing in January 2020 and terminating in May 2020, IQSTEL, INC., a Nevada corporation (the "**Borrower**"), sold and issued fifteen (15) Convertible Promissory Notes (collectively, the "**Original Notes**") in favor of M2B Funding Corp. ("**M2B**"), or registered assigns, the aggregate initial principal balance thereof was $999,444.43, of which, as of September 1, 2020 (the "**Delivery Date**" hereof), $985,555.54 is the outstanding aggregate principal balance and $59,771.42 is the aggregate accrued and unpaid interest (collectively, the "**Effective Date Owings**").

WHEREAS, the Borrower and M2B have agreed to replace all of the Original Notes with this $1,045,326.96 Amalgamated Convertible Promissory Note. As used herein, the term "**Note**" shall refer to this $1,045,326.96 Amalgamated Convertible Promissory Note.

WHEREAS, the initial $1,045,326.96 principal balance of this Note is equivalent to the Effective Date Owings of the Original Notes and is referred to herein as the "**Amalgamated Principal Amount**," which represents a duly authorized and validly issued debt of the Borrower.

WHEREAS, on the Delivery Date, the Borrower issued an additional convertible promissory note in favor of M2B (the "**Additional Note**").

WHEREAS, on the Delivery Date, the Borrower and M2B entered into a "**Multipurpose Agreement**."

PROVISIONS OF THE NOTE

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the order of M2B, or registered assigns, the Amalgamated Principal Amount of $1,045,326.96 on the payment schedule attached hereto as Exhibit MD (each, a "**Maturity Date**"). This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. In addition, the Borrower hereby promises to pay to the order of M2B, or registered assigns, interest on the unpaid Amalgamated Principal Amount at the rate of twelve percent (12%) (the "**Interest Rate**")

per annum. Interest shall commence accruing on the Delivery Date and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

Any amount of Amalgamated Principal Amount or interest on this Note that is not paid when due shall bear interest at the rate of twenty-four percent (24%) per annum from the due date thereof until the same is paid ("**Default Interest**"). Notwithstanding anything in this Note to the contrary, the aggregate amount of interest due and payable hereunder shall be "guaranteed" at the Interest Rate until the first anniversary of the Delivery Date, which means this Note will bear an aggregate of $125,439.24 of Interest (the "**Guaranteed Interest Amount**"), or $10,453.27 per month (the "**Monthly Guaranteed Interest Payment Amount**"), during such one-year period notwithstanding any reduction in the Amalgamated Principal Amount during such one-year period; *provided*, *however*, that the Monthly Guaranteed Interest Payment Amounts shall be doubled for the remaining months in such one-year period if Default Interest were otherwise to be in effect.

The Monthly Guaranteed Interest Payment Amount and, thereafter, Interest or Default Interest shall be paid monthly, in arrears, commencing October 1, 2020.

All payments due hereunder (to the extent not converted into common stock, $0.001 par value per share (the "**Common Stock**"), in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as M2B shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term "**business day**" shall mean any day other than a Saturday, Sunday, or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

This Note is free from all taxes, liens, claims, and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. CONVERSION RIGHTS

1.1 Conversion Right. M2B shall have the right from time to time, and at any time during the period beginning on the date which is ninety (90) days following the Delivery Date and ending on the later of: (i) the applicable Maturity Date and (ii) the date of payment of the Default Amount (as defined in Article III) pursuant to Section 1.6(a) or Article III, each in respect of the remaining outstanding applicable Amalgamated Principal Amount of this Note to convert all or any part of the outstanding and unpaid Amalgamated Principal Amount of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Delivery Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the "**Conversion Price**") determined as provided herein (a "**Conversion**"); *provided*, *however*, that, in no event shall M2B be entitled to convert any portion of this Note in excess of that portion of

this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by M2B and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by M2B and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso; *provided*, *further*, *however*, that the limitations on conversion may be waived by M2B upon, at the election of M2B, not less than sixty-one (61) days' prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by M2B, as may be specified in such notice of waiver). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the "**Notice of Conversion**"), delivered to the Borrower by M2B in accordance with Section 1.4 below; *provided that* the Notice of Conversion is submitted by e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the "**Conversion Date**"). The term "**Conversion Amount**" means, with respect to any conversion of this Note, the sum of (1) the Amalgamated Principal Amount of this Note to be converted in such conversion *plus* (2) at M2B's option, accrued and unpaid interest, if any, on such Amalgamated Principal Amount at the interest rates provided in this Note to the Conversion Date, *plus* (3) at M2B's option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) *plus* (4) at M2B's option, any amounts owed to M2B pursuant to Sections 1.3 and 1.4(g) hereof.

1.2 Conversion Price.

(a) Calculation of Conversion Price. The conversion price (the "**Conversion Price**") (as defined herein) (subject to equitable adjustments for stock splits, stock dividends, or rights offerings by the Borrower relating to the Borrower's securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions, and similar events). The "**Conversion Price**" shall mean 75% *multiplied by* the lowest Trading Price (representing a 25% Discount) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. "**Lowest Trading Price**" means, for the Common Stock as of any Trading Day, the lowest daily volume-weighted average price (the "**VWAP**") of our Common Stock. "**VWAP**" means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on a Trading Market but prices for the Common Stock are then reported on the OTCQX®, OTCQB® or OTC Pink® Markets maintained by the OTC Markets Group Inc. (the "**OTCM**"; or a similar organization or agency succeeding to its functions of reporting prices), the volume-weighted

average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (c) if prices are not then reported on any of the Markets maintained by the OTCM, the closing bid price of the Common Stock on the Trading Market or, (d) if no closing bid price of the Common Stock is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are reported in the "**grey market**" and (e) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by M2B and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by the Borrower. If within fifteen (15) Trading Days After the **"Clearing Date"** (as defined below), the Common Stock has a trading price that is lower than that set forth in the Notice of Conversion, the Conversion price will be reset and reduced to the lowest Traded Price during that period. If the shares have not been delivered within three (3) business days from the date of the notice of conversion to the Borrower, the Notice of Conversion may be rescinded. In the case that the Borrower's Common Stock is not deliverable by DWAC, an additional five percent (5%) discount will apply. In the case that the Borrower's Common Stock is "chilled" for deposit into the DTC (as defined below) system and only eligible for clearing deposit, or a yield or stop is placed on its symbol with OTCM's website (www.otcmarkets.com), an additional five percent (5%) discount will be attributed to the Conversion Price and shall apply for all future conversions. If the Trading Price cannot be calculated for such security within the trading period stated above, the Trading Price shall be fairly determined by M2B for which the calculation of the Trading Price is required in order to determine the Conversion Price of this Note. "**Trading Day(s)**" shall mean any day(s) on which the Common Stock is quotable for any period on the over-the-counter markets, or tradable on the principal securities exchange or other securities market on which the Common Stock is then being traded (such market or exchange, the "**Trading Market**"). For Purposes of this agreement, the "**Clearing Date**" shall be the date when M2B has commenced selling the converted shares. Prior to the Clearing date the converted common stock shall have been deposited into M2B's brokerage account and the said broker shall have confirmed to M2B that the selling of stock may commence. Further, the conversion amount for each conversion shall be reduced by a flat fee of $850.00, which shall represent fees indirectly to be charged to the Borrower to cover M2B's costs associated with each such conversion.

(b) Conversion Price During Major Announcements. Notwithstanding anything contained in Section 1.2(a) to the contrary, in the event the Borrower (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Borrower is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Borrower or (ii) any person, group or entity (including the Borrower) publicly announces a tender offer to purchase 50% or more of the Borrower's Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "**Announcement Date**"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in this Section 1.2(a). For purposes hereof, "**Adjusted Conversion Price Termination Date**" shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 1.2(b) has been made, the date upon which the Borrower (in the case of clause (i) above) or the person,

group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 1.2(b) to become operative.

1.3 Authorized Shares. The Borrower covenants that it will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, if any, to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower is required at all times to have authorized and reserved 69,796,135 shares of Common Stock (the "**Reserved Amount**"). The Reserved Amount shall be increased from time to time in accordance with the Borrower's obligations hereunder. The Borrower represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid, and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure that would change the number of shares of Common Stock into which this Note shall be convertible at the then-current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

If, at any time the Borrower does not maintain the **Reserved Amount** without in any way limiting M2B's right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if the reserve amount as stated in this section is not maintained, the Borrower shall pay to M2B $2,000.00 per day in cash, for each day beyond the Deadline that the Borrower fails to execute and maintain such reserve. Such cash amount shall be paid to M2B by the fifth (5th) business day of the month following the month in which it has accrued or, at the option of M2B, shall be added to the Amalgamated Principal Amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional Amalgamated Principal Amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to M2B. The damages resulting from a failure, attempt to frustrate, and interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.3 are justified.

1.4 Method of Conversion.

(a) Mechanics of Conversion. Subject to Section 1.1, this Note may be converted by M2B in whole or in part at any time or from time to time after the Delivery Date by (A) submitting to the Borrower a Notice of Conversion (by e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower.

(b) Surrender of Note upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, M2B shall not be required to physically surrender this Note to the Borrower unless the entire

unpaid Amalgamated Principal Amount of this Note is so converted. M2B and the Borrower shall maintain records showing the Amalgamated Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to M2B and the Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Borrower shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, M2B may not transfer this Note unless M2B first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of M2B a new Note of like tenor, registered as M2B (upon payment by M2B of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Amalgamated Principal Amount of this Note. M2B and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Amalgamated Principal Amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c) Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of M2B (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than M2B or the custodian in whose street name such shares are to be held for M2B's account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d) Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from M2B of an e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of M2B certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the "**Deadline**") (and, solely in the case of conversion of the entire unpaid Amalgamated Principal Amount hereof, surrender of this Note) in accordance with the terms hereof.

(e) Obligation of Borrower to Deliver Common Stock. Upon receipt by the Borrower of a Notice of Conversion, M2B shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Amalgamated Principal Amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If M2B shall have given a Notice of Conversion as provided herein, the Borrower's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by M2B to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by M2B of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such

obligation of the Borrower to M2B in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 6:00 p.m., New York, New York time, on such date.

(f) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer ("**FAST**") program, upon request of M2B and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to M2B by crediting the account of M2B's Prime Broker with DTC through its Deposit and Withdrawal at Custodian ("**DWAC**") system.

(g) Failure to Deliver Common Stock Prior to Deadline. Without in any way limiting M2B's right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to M2B $2,000.00 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock. Such cash amount shall be paid to M2B by the fifth day of the month following the month in which it has accrued or, at the option of M2B (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the Amalgamated Principal Amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note (including guaranteed interest for the balance of the guaranteed interest period, if such cash amount is added to the Amalgamated Principal Amount during the guaranteed interest period) and such additional Amalgamated Principal Amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to M2B. The damages resulting from a failure, attempt to frustrate, and interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.4(g) are justified.

1.5 Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "**Securities Act**") or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) ("**Rule 144**") or (iv) such shares are transferred to an "**affiliate**" (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in Rule 144). Until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an

exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

> "NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY M2B), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

The legend set forth above shall be removed and the Borrower shall issue to M2B a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Borrower so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by M2B under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that the Borrower does not accept the opinion of counsel provided by M2B with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144, at the Deadline, it will be considered an Event of Default pursuant to Section 3.2 of this Note.

1.6 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of M2B, the sale, conveyance, or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger, or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Article III), pursuant to which the Borrower shall be required to pay to M2B upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof. "**Person**" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is outstanding in part or in full, there shall be any merger, consolidation,

exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then M2B shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which M2B would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and, in any such case, appropriate provisions shall be made with respect to the rights and interests of M2B to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of this Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not effect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days' prior written notice (but in any event at least fifteen (15) days' prior written notice) of the record date of the special meeting of stockholders to approve or, if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event or sale of assets (during which time M2B shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

(c) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (*i.e.*, a spin-off)) (a "**Distribution**"), then M2B shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets that would have been payable to M2B with respect to the shares of Common Stock issuable upon such conversion had M2B been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

(d) Adjustment Due to Dilutive Issuance. If, at any time when this Note is outstanding in part or in full, the Borrower issues or sells, or in accordance with this Section 1.6(d) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a "**Dilutive Issuance**"), then, immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights, or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common

Stock ("**Convertible Securities**") (such warrants, rights, and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "**Options**") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the "**price per share for which Common Stock is issuable upon the exercise of such Options**" is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, *plus* the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, *plus*, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the "**price per share for which Common Stock is issuable upon such conversion or exchange**" is determined by *dividing* (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, *plus* the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(e) Purchase Rights. If, at any time when this Note is outstanding in part or in full, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities, or other property (the "**Purchase Rights**") pro rata to the record holders of any class of Common Stock, then M2B will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that M2B could have acquired if it had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

(f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to M2B a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon

the written request at any time of M2B, furnish to it a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of this Note.

1.7 Trading Market Limitations. If not permitted by the applicable rules and regulations of the Trading Market, in no event shall the Borrower issue upon conversion of or otherwise pursuant to this Note more than the maximum number of shares of Common Stock that the Borrower can issue pursuant to any rule of the Trading Market (the "**Maximum Share Amount**"), which shall be 19.99% of the total shares outstanding on the Delivery Date, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations, and similar events relating to the Common Stock occurring after the date hereof. Once the Maximum Share Amount has been issued, if the Borrower fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities on the Borrower's ability to issue shares of Common Stock in excess of the Maximum Share Amount, in lieu of any further right to convert this Note, this will be considered an Event of Default under Section 3.3 of this Note.

1.8 Status as Stockholder. Upon submission of a Notice of Conversion by M2B, (i) the shares of Common Stock covered thereby (other than the shares, if any, that cannot be issued because their issuance would exceed M2B's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) M2B's rights as in connection with such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to M2B because of a failure by the Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if M2B has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless M2B otherwise elects to retain its status as a holder of shares of Common Stock by so notifying the Borrower) M2B shall regain the rights with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to M2B or, if this Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, M2B shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 1.3 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.3) for the Borrower's failure to convert this Note.

1.9 Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time during the periods set forth on the table immediately following this paragraph (the "**Prepayment Periods**"), the Borrower shall have the right, exercisable on not less than ten (10) Trading Days prior written notice to M2B to prepay the outstanding Note (Amalgamated Principal Amount and accrued and unpaid interest), in full, in accordance with this Section 1.9. Any notice of prepayment hereunder (an "**Optional Prepayment Notice**") shall be delivered to M2B at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay this Note, and (2) the date of prepayment, which shall be not more than ten (10) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the

"**Optional Prepayment Date**"), less any amount due hereunder in respect of which M2B shall have initiated exercise of its conversion rights hereunder, the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to M2B, or upon the order of M2B as specified by M2B in writing to the Borrower, at least one (1) business day prior to the Optional Prepayment Date. If the Borrower exercises its right to prepay this Note, the Borrower shall make payment to M2B of an amount in cash (the "**Optional Prepayment Amount**") equal to the percentage (the "**Prepayment Percentage**") as set forth in the table immediately following this paragraph opposite the applicable Prepayment Period, *multiplied by* the sum of: (w) the then-outstanding Amalgamated Principal Amount of this Note *plus* (x) accrued and unpaid interest on the unpaid Amalgamated Principal Amount of this Note to the Optional Prepayment Date *plus* (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) *plus* (z) any amounts owed to M2B pursuant to Sections 1.3 and 1.4(g) hereof. If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to M2B within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay this Note pursuant to this Section 1.9.

Prepayment Period	**Prepayment Percentage**
The period that commences on the Delivery Date and ends one hundred eighty-five (185) days prior to the Maturity Date of the relevant the Amalgamated Principal Amount:	120%

After the expiration of the above-referenced Prepayment Period, the Borrower shall have no right of prepayment.

ARTICLE II. CERTAIN COVENANTS

2.1 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without M2B's written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any stockholders' rights plan which is approved by a majority of the Borrower's disinterested directors.

2.2 Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without M2B's written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

2.3 Borrowings. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without M2B's written consent, which may be withheld, delayed, denied, or conditioned in its sole and absolute discretion for any reason or for no reason, create, incur, assume guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the

endorsement of negotiable instruments for deposit or collection, or suffer to exist any liability for borrowed money, except (a) borrowings in existence or committed on the date hereof and of which the Borrower has informed M2B in writing prior to the date hereof, (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business or (c) borrowings, the proceeds of which shall be used to repay this Note.

2.4 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without M2B's written consent (which may be withheld, delayed, denied, or conditioned in its sole and absolute discretion for any reason or for no reason), sell, lease, or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

2.5 Advances and Loans. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without M2B's written consent (which may be withheld, delayed, denied, or conditioned in its sole and absolute discretion for any reason or for no reason), lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries, and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed M2B in writing prior to the date hereof, (b) made in the ordinary course of business, or (c) not in excess of $100,000.00.

2.6 First right of refusal for additional Funding. The Borrower hereby grants M2B a five (5) business day right of first refusal to provide the Borrower with any and all of the Borrower future capital needs until M2B has converted this Note in full or until the Borrower's obligations to M2B hereunder are otherwise satisfied in full.. The Borrower will give M2B ten (10) business days' prior written notice by email of all capital needs during the period of such right of first refusal.

2.7 Payment Prior to Disbursal. If any additional funds are raised by the Borrower within the 12 months following the date hereof from any source other than M2B, this Note must be repaid in full first before any funds resulting from such fund raising are disbursed.

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an "**Event of Default**") shall occur:

3.1 Failure to Pay Amalgamated Principal Amount or Interest. The Borrower fails to pay the Amalgamated Principal Amount hereof and interest thereon when due on this Note, whether at maturity, upon acceleration, monthly, or otherwise.

3.2 Conversion and the Shares. The Borrower fails to issue shares of Common Stock to M2B (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by M2B of the conversion rights of M2B in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to M2B upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to

be issued to M2B upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to M2B upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement, or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after M2B shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered, or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of M2B, it advances any funds to the Borrower's transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to M2B within forty-eight (48) hours of a demand from M2B.

3.3 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note, the Additional Note, or the Multipurpose Agreement.

3.5 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000.00, and shall remain unvacated, unbonded, or unstayed for a period of twenty (20) days unless otherwise consented to by M2B, which consent will not be unreasonably withheld.

3.7 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.8 Delisting or Ineligibility of Common Stock. The Common Stock shall not be eligible for quotation on the OTCQX®, OTCQB®, or OTC Pink® Markets maintained by the OTCM or the Borrower shall fail to obtain and maintain a listing of the Common Stock on the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE American.

3.9 Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

3.10 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.11 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due;

provided, *however*, that any disclosure of the Borrower's ability to continue as a "**going concern**" shall not be an admission that the Borrower cannot pay its debts as they become due.

3.12 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.13 Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Delivery Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of M2B with respect to this Note.

3.14 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days' prior written notice to M2B.

3.15 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered to such transfer agent signed by the successor transfer agent to the Borrower and by the Borrower.

3.16 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of M2B, be considered a default under this Note and the Other Agreements, in which event M2B shall be entitled (but in no event required) to apply all rights and remedies of M2B under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. "**Other Agreements**" means, collectively, all agreements and instruments between, among or by the Borrower, and, or for the benefit of, M2B and any affiliate of M2B, including, without limitation, other promissory notes; *provided*, *however*, the term "**Other Agreements**" shall not include any related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to M2B.

Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the Amalgamated Principal Amount or interest thereon when due at the Maturity Date), this Note shall become immediately due and payable and the Borrower shall pay to M2B, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 3.2, THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO M2B, IN FULL SATISFACTION OF ITS OBLIGATIONS HEREUNDER, AN AMOUNT EQUAL TO: (Y) THE DEFAULT SUM (AS DEFINED HEREIN) *MULTIPLIED BY* (Z) TWO (2). Upon the occurrence and during the continuation of any Event of Default specified in Sections 3.1 (solely with respect to acceleration or an Event of Default, as specified in the final sentence of Section 1.7), 3.3, 3.4, 3.6, 3.8, 3.9, 3.11, 3.12, 3.13, 3.14, and/or 3.15 exercisable through the delivery of written notice to the Borrower by M2B (the "**Default Notice**"), and upon the occurrence of an Event of Default specified the remaining

sections of Articles III (other than failure to pay the Amalgamated Principal Amount or interest thereon at the relevant Maturity Date specified in Section 3.1 hereof), this Note shall become immediately due and payable and the Borrower shall pay to M2B, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 120% *times* the *sum* of (w) the then-outstanding Amalgamated Principal Amount *plus* (x) accrued and unpaid interest on the unpaid Amalgamated Principal Amount to the date of payment (the "**Mandatory Prepayment Date**") *plus* (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) *plus* (z) any amounts owed to M2B pursuant to Sections 1.3 and 1.4(g) hereof (the then-outstanding Amalgamated Principal Amount to the date of payment *plus* the amounts referred to in clauses (x), (y), and (z) shall collectively be known as the "**Default Sum**") or (ii) the "**parity value**" of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the "**Conversion Date**" for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date (in which case, such Conversion Date shall be the Conversion Date), *multiplied by* (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the "**Default Amount**") and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and M2B shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then M2B shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

3.17 <u>OTC Pink® Marketplace Segments</u>. If (i) the Common Stock of the Borrower or the Borrower itself has any notation on the OTCM's website (www.otcmarkets.com) other than "Current Information," *i.e.*, "Limited Information" (Yield Sign) or "No Information" (Stop Sign), or if the Common Stock of the Borrower is shown only as quoted on the "grey markets," and (ii) by reason thereof, M2B is unable to obtain a standard "144 legal opinion" from an attorney reasonably acceptable to itself or its brokerage firm or the Borrower's transfer agent in order to facilitate M2B's conversion of any of the Borrower's obligations hereunder into shares of Common Stock and thereupon deposit such shares into M2B's brokerage account, then (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to M2B $2,000.00 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock. Such cash amount shall be paid to M2B by the fifth (5th) day of the month following the month in which it has accrued or, at the option of M2B (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the Amalgamated Principal Amount, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional Amalgamated Principal Amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to M2B. The damages resulting from a failure,

attempt to frustrate, and interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.4(g) is justified.

3.18 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of material non-public information concerning the Borrower, to M2B or its successors and assigns, which is not immediately cured by Borrower's filing of a Current Report on Form 8-K with the SEC pursuant to Regulation FD on that same date.

3.19 No Bid. At any time while this Note is outstanding in part or in full, the lowest Trading Prices on the OTC Pink® Market or other applicable Trading Market for the Common Stock is equal to or less than $0.0001 or less than the par value of the Common Stock.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of M2B in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable express courier service with charges prepaid, or (iv) transmitted by hand delivery or e-mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by e-mail, with accurate confirmation generated by the transmitting computer, if possible, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing or deposit with an express courier service, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower:

IQSTEL, Inc.
300 Aragon Ave., Suite 375
Coral Gables Florida 33134
Attn: Leandro Iglesias, CEO
E-mail: ceo@iqstel.com

If to M2B:

M2B Funding Corp.
20801 Biscayne Blvd., Suite 307
Aventura, Florida 33180
Attention: Daniel Kordash, President
E-mail: dk@m2bfunding.com

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and M2B. The term "**Note**" and all references thereto, as used herein, shall mean this Note, as originally executed, or if amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of M2B and its successors and assigns. Each transferee of this Note must be an "**accredited investor**" (as defined in Rule 501(a) of the Securities Act). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a *bona fide* margin account or other lending arrangement.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay M2B hereof costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Florida or in the federal courts located in the State of Florida. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. To the maximum amount permitted, each of the Borrower and M2B waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding Amalgamated Principal Amount (or the portion thereof required to be paid at that time) *plus* accrued and unpaid interest *plus* Default Interest on such interest, the Borrower and M2B agree that the actual damages to M2B from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate

M2B in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note. The Borrower and M2B hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to M2B from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

4.8 Multipurpose Agreement. By its delivery of this Note, the Borrower agrees to be bound by all of the terms of the Multipurpose Agreement.

4.9 Notice of Corporate Events. Except as otherwise provided below, M2B shall have no rights as a holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide M2B with prior notification of any meeting of the Borrower's stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any taking by the Borrower of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to M2B, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to M2B hereunder substantially simultaneously with the notification to M2B in accordance with the terms of this Section 4.9.

4.10 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to M2B, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that M2B shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer as of the date first written above.

IQSTEL, INC.,

By: ______________________________

Leandro Iglesias, CEO

EXHIBIT A – NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________ of the Amalgamated Principal Amount (as that term is defined in the Note) of that certain $1,045,326.96 Amalgamated Convertible Promissory Note (the "**Note**") of IQSTEL, INC., a Nevada corporation (the "**Borrower**"), dated as of September 1, 2020, in favor of M2B Funding Corp. ("**M2B**") into that number of shares of Common Stock (the "**Common Stock**") of the Borrower to be issued pursuant to the conversion of the Note, as set forth below in accordance with the terms and conditions of the Note and as of the date written below. No fee will be charged to M2B for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with The Depository Trust Company (DTC) through its Deposit and Withdrawal at Custodian system (DWAC).

Name of DTC Prime Broker: ______________________________

Account Number: ______________________________

[ ] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on M2B's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

M2B Funding Corp.

Date of Conversion: ________________________

Applicable Conversion Price: $________________

Number of shares of Common Stock to be issued pursuant to conversion of this Note: ________________________

Amount of principal balance due remaining under this Note after this conversion: ________________________

M2B Funding Corp.

By: ______________________________
Daniel Kordash, President

Date: __________________